CONSULTING SERVICES AGREEMENT

Parties to this Agreement are the following:

         Consultant:   Marquise Management Company  Inc.
         Client:       Cooperative Images, Inc

The Consultant will consult with advise on the following manner:

1. He will create unique marketing programs for the client.

2. He will give advise on how to best manage client's marketing and advertising program.

3. He will continually come up with new and unique ideas for selling client's product.



Fees and expenses:

The consultant's fee for the above services is $7,800 monthly based upon an estimated duration of four (4) years. All payments will be made upon the first of each month for the previous month's activity. Expenses will be reimbursed upon receipt of the invoice.

Signed under seal this 10th day of November 1996.


/s/ Gerard A. Powell                         Vincent Trapasso
CONSULTANT                                   CLIENT